Exhibit 10.5

DATED 20 JULY 2017

KCG EUROPE LIMITED (1)

- and -

Philip Allison (2)

WITHOUT PREJUDICE & SUBJECT TO CONTRACT

SETTLEMENT AGREEMENT

TABLE OF CONTENTS

SETTLEMENT AGREEMENT		1

1.	TERMINATION DATE	3

2.	PERIOD UP TO THE TERMINATION DATE	3

3.	COMPENSATION PAYMENT	4

4.	TAXATION	4

5.	EQUITY AWARDS	5

6.	EXPENSES	5

7.	INDEMNIFICATION	5

8.	MONEY OWED TO COMPANY	5

9.	REFERENCE	5

10.	ASSISTANCE	5

11.	RETURN OF PROPERTY	6

12.	MEDIA/PRESS	6

13.	STATEMENTS AND SECRECY, CONFIDENTIALITY, RESTRICTIVE COVENANTS	6

14.	FULL AND FINAL SETTLEMENT	8

15.	SETTLEMENT AGREEMENT	9

16.	WARRANTIES	10

17.	RELIANCE ON WARRANTIES, ETC.	10

18.	GOVERNING LAW AND JURISDICTION	11

19.	INTERPRETATION AND ENFORCEABILITY	11

QUALIFIED LAWYER’S CERTIFICATE		16

REFERENCE		17

THIS AGREEMENT is made on 20 July 2017

BETWEEN:

(1)                                 KCG EUROPE LIMITED a company registered in England and Wales under number 3632121 and whose registered office is at City Place House, 55 Basinghall Street, London, EC2V 5DU (the “Company”); and

(2)                                 Philip Allison of Church House, High Street, Hurstpierpoint, West Sussex, BN6 9TS (the “Employee” or “You”).

WHEREAS

(A)                               The terms of this Agreement are contingent on Closing and shall only become effective upon Closing.

(B)                               You are employed by the Company.  Your employment will terminate with immediate effect on the Closing Date.

(C)                               You and the Company have agreed terms of settlement of all claims You have or may have against the Company and any Associated Company.

(D)                               The Company is entering into this Agreement without any admission of liability for itself and as an agent for all and any Associated Companies and is duly authorised to do so.

IT IS AGREED as follows:

1.                                      TERMINATION DATE

1.1.                            The terms of this Agreement are contingent on Closing, and if the Merger Agreement is terminated prior to the occurrence of Closing then this Agreement shall be void and have no force or effect.

1.2.                            Your employment with the Company and all other employments with the Company and any Associated Company will terminate on the Closing Date (the “Termination Date”), and your contract of employment signed by You on 19 March 2014 (the “Contract of Employment” as such contract of employment may have been amended, varied or refreshed) shall have no further effect thereafter save for clauses 15 and 18 of the Contract of Employment which shall continue with full force.

1.3.                            You shall not hold yourself out or conduct yourself as an employee of the Company after the Termination Date.

2.                                      PERIOD UP TO THE TERMINATION DATE

2.1.                            Subject to clause 8 You will be paid:

2.1.1.                                     salary and benefits due to You to the Termination Date;

2.1.2.                                     for 11 days’ accrued but untaken holiday due to You to the Termination Date; and

2.1.3.                                     £175,000 in lieu of the your notice period of six (6)  months (the “Notice Payment”),

in the Company’s next payroll subject to deductions for tax and national insurance contributions in the usual way.

Except as otherwise provided for in this Agreement, all benefits and contractual entitlements extended to You and salary payments, including, but not limited to, pension contributions cease with effect from the Termination Date.

2.2.                            Your Form P45 will be made up to the Termination Date and issued to You as soon as practicable after the Termination Date.

3.                                      COMPENSATION PAYMENT

3.1.                            Subject to your compliance in all material respects with your obligations as set out in this Agreement the Company will pay to You an ex gratia severance payment in respect to your 2017 Bonus of $3,200,000 (the “Compensation Payment”) (which includes your entitlement, if any, to a statutory redundancy payment), subject to receipt by the Company of a signed copy of this Agreement and the Certificate at Schedule 1 signed by your legal adviser.

3.2.                            The Compensation Payment will be paid in two instalments as follows:

3.2.1.                                     $3,087,063 within 14 days of the later of the Termination Date and receipt by the Company of a signed copy of this Agreement and the Certificate at Schedule 1 signed by your legal adviser.

3.2.2.                                     $112,937 will be paid within 107 days of the Termination Date.

For the avoidance of doubt each instalment shall only be payable if, on the date the instalment is due to be paid, You have complied with all terms of this Agreement.

3.3.                            The Company will also pay your reasonable legal fees incurred in obtaining advice only in respect of the termination of your employment and this Agreement directly to your solicitors, in the sum of no more than £500 (plus VAT) (the “Legal Fees”) within the later of 28 days after the Termination Date and receipt of their invoice addressed to You, but marked payable by the Company.

3.4.                            The Compensation Payment will be paid subject to the deduction of income tax and employee National Insurance Contributions in accordance with Income Tax (Earnings and Pensions) Act 2003.

4.                                      TAXATION

4.1.                            The Company gives no warranty as to whether any income tax or employee national insurance contributions are payable in respect of any payments made or benefits made available to You pursuant to the terms of this Agreement and You are solely responsible for the payment of any tax of any nature and any liability to employee national insurance arising in respect of, or by reason of, any payment or benefit set out in this Agreement (save where the sum is actually deducted by the Company).  You will indemnify the Company and each and every Associated Company and keep it and them fully and effectively indemnified on demand on a continuing basis against all and any liability to such taxation or national insurance contributions (including, without limitation, any liability resulting from a failure to make PAYE deductions) and any interest, penalties or costs incurred by the Company or any Associated Company in respect of such liability other than sums deducted by the Company under this Agreement. The Company shall give you reasonable notice of any demand for tax which may lead to liabilities on you under this indemnity and shall provide you with reasonable access to any documents you may reasonably require to dispute a claim provided that nothing in this clause shall prevent the Company from complying with its legal obligations with regard to HM Revenue and Customs or other competent body.

5.                                      EQUITY AWARDS

You acknowledge that the equity awards granted to you under the KCG Amended and Restated Equity Incentive Plan and outstanding as of immediately prior to the Closing will be treated in accordance with the terms of the Merger Agreement.  For the avoidance of doubt, your equity awards granted to you will remain subject, in all respects, to the provisions regarding Recapture and Adjustment set forth in Section 13.4 of the KGC Amended and Restated Equity Incentive Plan; provided that the recapture events triggered by termination for Cause and violation of a non-compete agreement, as set forth in clauses (a) and (b) of the first paragraph thereunder, respectively, shall no longer apply.

6.                                      EXPENSES

You will be reimbursed for all expenses reasonably incurred by You in the proper performance of your duties in the usual way up to the Termination Date, subject to the production of such receipts or other documentary evidence of expenditure as the Company may require to its satisfaction and provided that You have submitted such request for reimbursement to the Company within 14 days of the Termination Date.

7.                                      INDEMNIFICATION

The Company agrees that to the extent required by law or any Associated Company’s bylaws, or, if applicable, the Merger Agreement, the Company will continue to indemnify you against any actual or threatened action, suite or proceeding against You, whether civil, criminal, administrative or investigative, arising by reason of your status as a director, officer or employee of the Company or any Associated Company during your employment.

8.                                      MONEY OWED TO COMPANY

In the event that You have taken holiday in excess of your pro-rata entitlement or there is an outstanding loan or advance of salary made or any other sums owed by You to the Company or any Associated Company as at the Termination Date, an appropriate sum will be deducted from your final salary payment and, to the extent that this is insufficient, from the net Notice Payment.

9.                                      REFERENCE

The Company will further to any reasonable request by a prospective employer or employment agency provide a written reference with respect to your employment with the Company on substantially similar terms of the draft at Schedule 2 and will deal with any reasonable oral enquiries in a manner consistent with the reference (subject in each case to such amendment as may be necessary to reflect any material information which may subsequently come to the attention of the Company and, subject in every case to the Company’s overriding legal duties and obligations owed to prospective employers or regulatory authorities).

10.                               ASSISTANCE

10.1.                     You will during and after the termination of your employment provide such assistance, reasonably requested documents, physical evidence or testimony as the Company or any Associated Company may require in the conduct of any internal investigation, the defence or prosecution of any threatened or actual, current or future claim that may be made against the Company or any Associated Company, including but not limited to any proceeding before any arbitrary, administrative, regulatory, judicial, legislative or other body or agency to the extent such claims, investigations or proceedings relate to services performed, or required to be performed by You, pertinent knowledge possessed by You , or any act or omission by You.

10.2.                     Subject to prior written approval by the Company’s General Counsel your reasonable out-of-pocket expenses incurred in providing such assistance (including legal fees) will be reimbursed by the Company.

11.                               RETURN OF PROPERTY

11.1.                     You warrant that You will return within 7 days of the Termination Date to the Company in good condition and without modification all books, IT equipment, computer, PDA, documents, correspondence, files, e-mails, memos, reports, minutes, computer disks, memory sticks and records, papers, materials, mobile telephone, credit cards and keys, security cards, including all copies thereof, and all other property of or relating to the business or affairs of the Company or any Associated Company or any officer, employee, shareholder, customer, supplier or agent of the Company or any Associated Company, which is or has been in your possession or control.

11.2.                     You warrant that You have deleted any information belonging to the Company or any Associated Company from any personal computer that You may have at home or elsewhere other than the Company’s offices without retaining any copies of any such information, in electronic or other format, and will permit the Company to have access to such computer on reasonable notice to confirm such deletion.  You have notified the Company of any and all passwords used by You in relation to its computer system.

12.                               MEDIA/PRESS

You confirm that You have not contacted the media, press or any other forum in relation to any of the allegations or claims You have made against the Company and any Associated Company and undertakes that You will not at any time in the future contact the media, press or any other forum in relation to your employment or its termination, provided that you may make positive historical references to your employment with the Company.

13.                               STATEMENTS AND SECRECY, CONFIDENTIALITY, RESTRICTIVE COVENANTS

13.1.                     In consideration of the payment of £100 (subject to deductions for income tax and employee National Insurance contributions) (the “Covenant Payment”) and as part of your continuing duty of confidentiality to the Company and any Associated Company, You agree to the obligations in clause 14 of your Contract of Employment and that You will not:

13.1.1.                              save as required by law, any court of competent jurisdiction or any regulatory authority or to give effect to the terms of this Agreement, directly or indirectly, disclose or cause to be disclosed without the prior written consent of the Company’s General Counsel the terms of this Agreement to anyone (other than to your professional advisers who require the information for the purposes of advising You in this matter or to your spouse or partner who has undertaken to keep the matter confidential or to your insurer for the purposes of processing a claim under an insurance policy relating to employment/income/mortgage protection or equivalent. For the avoidance of doubt nothing in this Agreement shall prevent you from confirming that your employment terminated by reason of redundancy;

13.1.2.                              directly or indirectly make or cause to be made or publish or cause to be published (whether within the Company or externally from the Company) any statement about the Company or any Associated Company or the circumstances leading up to the termination of your employment with the Company or any Associated Company;

13.1.3.                              make or cause to be made or publish or cause to be published any false, misleading, derogatory or disparaging comments about the Company or any Associated Company, or any of its or their officers, employees or shareholders (including but not limited to making any direct or indirect references to the Company and/or any Associated Company or their directors and employees in any social media including but not limited to Facebook, Twitter or any “blogging”); or

13.1.4.                              use for your own purpose or for the benefit of any third party, or disclose to any third party (and You shall use all reasonable endeavours to prevent the publication or disclosure of) any Confidential Information (as defined below) belonging or relating to the Company or any Associated Company nor any confidential or private information concerning the officers, employees or shareholders of the Company or any Associated Company (including, without limitation, any private or personal information concerning the private life of such person in respect of which they have a reasonable expectation of privacy or data regarding any person in any of these categories).

13.2.                     For the purposes of clause 13.1.4 above, “Confidential Information” means all confidential information or trade secrets belonging to or concerning the Company or any Associated Company including, but not limited to, any information expressly designated by the Company or any Associated Company as being confidential and any information concerning its or their:

13.2.1.                              directors, officers, employees and shareholders, (including, without limitation, details of contract terms, contract expiry dates, salaries, bonuses, commissions or other employment terms);

13.2.2.                              finances, business transactions, research activities, dealings and affairs and prospective business transactions, research activities, dealings and affairs;

13.2.3.                              customers, including, without limitation, customer lists, customer identities and customer requirements;

13.2.4.                              existing and planned product lines, price lists and pricing structures (including, without limitation, discounts, special prices or special contract terms offered to or agreed with customers);

13.2.5.                              the technology underlying the concepts, products and services of any Associated Company;

13.2.6.                              business plans and sales and marketing information, plans and strategies;

13.2.7.                              computer systems, source codes and software;

13.2.8.                              intellectual property rights in materials which are owned by or licensed to or were previously owned by or licensed to any Associated Company;

13.2.9.                              the identities of or lists of any party with whom the Company or any Associated Company enters into any partnership, joint venture or other form of commercial co-operation or agreement (including suppliers, licensors, licensees, agents, distributors or contractors, in each case whether prospective, current or past within the last two years);

13.2.10.                       the terms on which the Company or any Associated Company does business with any entity including any pricing policy or other commercial terms adopted by the Company or Associated Company; and

13.2.11.                       any other information which the Company regards or could reasonably be expected to regard as confidential provided in each case that the information has come into your possession by virtue of your employment with the Company.  For the avoidance of doubt, Confidential Information shall not include any information which is publicly available or becomes generally available to the public otherwise than by or as a result of a breach of this Agreement by You.

13.3.                     If You are compelled by a competent court to disclose any Confidential Information You shall give the Company timely and prompt written notice of the receipt of the subpoena, court order or other legal process so as to allow the Company or any Associated Company reasonable opportunity to take such action as may be necessary in order to protect such information and/or documents from disclosure.

13.4.                     The Company agrees not to authorise the publication of any derogatory statements concerning you.

13.5.                     You acknowledge and accept that You continue to be bound by the provisions of clauses 15 and 18 of the Contract of Employment and that You will notify any future employer of the existence of those clauses.  Notwithstanding clause 1.2 and this clause 13.5. the Company confirms that it waives its right to enforce the non-compete provisions in clause 18.1 and You will not be bound by this provision.

13.6.                     Nothing in this clause 13 shall prevent You from disclosing information which You are entitled to disclose under the Public Interest Disclosure Act 1998, provided that the disclosure is made in accordance with the provisions of that Act and You have complied with the Company’s policy from time to time in force regarding such disclosures.

13.7.                     The Covenant Payment will be paid by the Company subject to and within 28 days of the receipt by the Company of a signed copy of this Agreement and the Certificate at Schedule 1 signed by your legal adviser.

14.                               FULL AND FINAL SETTLEMENT

14.1.                     You agree to accept the terms of this Agreement in full and final settlement of any claims and rights of action whatsoever past and future (whether arising under common law, statute, tort, European Union law or otherwise, whether in the United Kingdom or elsewhere in the world), including but not limited to the Statutory Claims, any claim for damages for breach of contract and any personal injury claims which can lawfully be waived by this Agreement, however arising and whether contemplated or not that You have or may have against the Company, or any Associated Company (including its or their successors or assigns) or any of its or their employees, officers, shareholders or agents arising directly or indirectly out of your employment by the Company or any Associated Company or the termination of such employment, any office held by You by virtue of your employment or the loss of any such office (the “Identified Issues”).  In particular the waiver and release contained in 15.1 extends to:

14.1.1.                              any claim for damages for breach of contract (whether brought before an Employment Tribunal or otherwise);

14.1.2.                              any claim for personal injury of which you should be reasonably aware as at the date of this Agreement;

14.1.3.                              the Statutory Claims (and You acknowledge that the waiver of each of the Statutory Claims is and shall be construed as separate and severable and in the event of the waiver of any such claim being determined as being void for any reason, such invalidity shall not affect or impair the validity of the waiver of the other claims), with the exception that this clause shall not apply to any claims arising out of a breach of the terms of this Agreement or any pension rights which have accrued to You up to the Termination Date, or any claims for personal injury which cannot lawfully be waived by this Agreement in relation to which You warrant that You are not aware of any facts or matters which might give rise to such a claim.  You warrant that You are not aware of any personal injury claim (or any circumstances which may give rise to one) subsisting at the date of this Agreement.

14.2.                     The claims specified in this clause 14 (together the “Alleged Claims”) are claims which it is recognised You have or may have arising out of the circumstances surrounding your employment and its termination.

15.                               SETTLEMENT AGREEMENT

15.1.                     You warrant, undertake and represent that:

15.1.1.                              You have received independent legal advice from the Qualified Lawyer as to the terms and effect of this Agreement and in particular its effect on your ability to pursue your rights before an employment tribunal or other court.  The name of the qualified lawyer who has so advised You is Greg Campbell of Mishcon de Reya LLP (the “Qualified Lawyer”);

15.1.2.                              You are advised by the Qualified Lawyer that there is, and was at the time You received the advice referred to above, in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by You in respect of loss arising in consequence of that advice, and

15.1.3.                              You will procure the Qualified Lawyer’s signature on the certificate attached at Schedule 1.

15.2.                     The Company and You agree and acknowledge that the conditions regulating settlement agreements contained in sub-section 77(4A) Sex Discrimination Act 1975, sub-section 72(4A) Race Relations Act 1976, sub-section 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, paragraph 2 Schedule 3A Disability Discrimination Act 1995, sub-section 203(3) Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, sub-section 49(4) National Minimum Wage Act 1998, regulation 41(4) the Transnational Information and Consultation etc. Regulations 1999, regulation 9 the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, paragraph 2(2) Schedule 4 the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, regulation 40(4) the Information and Consultation of Employees Regulations 2004, paragraph 2 Schedule 5 the Employment Equality (Age) Regulations 2006, paragraph 12 of the Schedule to the Occupational and Personal Pension Scheme (Consultation by Employer and Miscellaneous Amendment) Regulations 2006,

regulation 18 of the Transfer of Undertakings (Protection of Employment Regulations) 2006, section 147 of the Equality Act 2010 and regulation 16 of the Agency Workers Regulations 2010, are intended to be and have been satisfied.

16.                               WARRANTIES

You warrant and undertake that:

16.1.                     having taken independent advice, You have previously notified to the Company in writing any and all potential claims of any nature that You have or may have against the Company or any Associated Company and that You have no complaints or grounds for any claim whatsoever against the Company in relation to the Identified Issues, including, without limitation, the Alleged Claims and You are not aware of any claims or any facts which could give rise to any claim which is not being settled by this Agreement.

16.2.                     You have not and will not commence any legal or arbitration proceedings of any nature against the Company or any Associated Company in any jurisdiction in relation to your employment with the Company or any Associated Company, the termination of such employment, or otherwise, nor will You accept the benefit of any lawsuits or claims of any kind brought on your behalf against the Company or any Associated Company.

16.3.                     You have not committed any breach of duty (including fiduciary duty) owed to the Company or any Associated Company.  For the avoidance of doubt, this Agreement shall not have the effect of releasing You from any liability owed to the Company or any Associated Company, whether as an officer or employee.

16.4.                     You have not done or omitted to do any act which:

16.4.1.                              had the Company been aware of it, would have entitled the Company to dismiss You summarily without notice or compensation or affected its willingness to enter into this Agreement;

16.4.2.                              had it been done after the date of this Agreement would be in breach of this Agreement.

16.5.                     You have not received or accepted any offer of, or commenced, any Work.

16.6.                     You have not and will not make a subject access request to the Company and/or any Associated Company and that You have not and will not make any claims or complaints about the Company or any Associated Company under the Data Protection Act 1998.  You further relinquishes and agrees not to pursue any subject access request outstanding as at the date of this Agreement and/or any claims or complaints about the Company or any Associated Company under the Data Protection Act 1998 and/or requests and/or claims or complaints shall be deemed to have been withdrawn by You as at the date of this Agreement.

16.7.                     You have made a full and frank disclosure to the Company of all matters which might reasonably affect the willingness of the Company to enter into this Agreement.

17.                               RELIANCE ON WARRANTIES, ETC.

17.1.                     You accept that the Company (for itself and on behalf of its Associated Companies) is entering into this Agreement in reliance upon the warranties provided by You in this Agreement.

17.2.                     You acknowledge that the Company is relying on clauses 14, 15, and 16 in deciding to enter into this Agreement.  If You breach any of these provisions and a judgment or order is made against the Company or Associated Company, You acknowledge that any such Company will have a claim against You for damages of not less than the amount of the judgment or order.

17.3.                     Any failure or delay of the Company or any Associated Company to insist upon or enforce any right, remedy or power conferred upon it by this Agreement shall not be construed as a waiver thereof.

18.                               GOVERNING LAW AND JURISDICTION

This Agreement is to be construed in accordance with the laws of England and Wales and is subject to the exclusive jurisdiction of the Courts of England and Wales.

19.                               INTERPRETATION AND ENFORCEABILITY

19.1.                     In this Agreement:

“Associated Company”                                                              means Virtu Financial Inc., the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or such companies, as such terms are defined in section 1159, section 1162 (together with Schedule 7 and the definition of “parent company” in s 1173), section 1161 and Schedule 6 of the Companies Act 2006, and “Associated Company” means any of them.

“Closing”                                                                                                                                       has the meaning as defined in the Merger Agreement.

“Closing Date”                                                                                                          has the meaning as defined in the Merger Agreement.

“Merger Agreement”                                                                      means the Agreement and Plan of Merger, dated as of April 20, 2017, by and among Virtu Financial, Inc., Orchestra Merger Sub, Inc. and KCG Holdings, Inc. (as may be amended from time to time)

“Statutory Claim”                                                                                         means:

i.                                     any claim for wrongful dismissal or any other claim for breach of contract;

ii.                                  any claim pursuant to section 2 of the Equal Pay Act 1970 and/or sections 120 and 127 of the Equality Act 2010 arising from any act or omission relating to sex equality described in sections 64 — 68 of the Equality Act 2010;

iii.                               any claim under or related to the Statutory Maternity Pay (General) Regulations 1986;

iv.                              any claim for unfair dismissal under Part X of the Employment Rights Act 1996;

v.                                 any claim for a statutory redundancy payment pursuant to section 135 of the Employment Rights Act 1996;

vi.                              any claim arising out of a contravention or an alleged contravention of Part II of the Employment Rights Act

1996 (protection of wages including any claim for unlawful deduction from wages pursuant to section 13 Employment Rights Act 1996 and Guarantee Payments pursuant to section 28 Employment Rights Act 1996);

vii.                           any claim in relation to the right of an itemised pay statement pursuant to section 8 of the Employment Rights Act 1996;

viii.                        any claim in relation to the right for written statement of reasons for dismissal pursuant to section 92 of the Employment Rights Act 1996;

ix.                              any claim in relation to Sunday working for shop and betting workers pursuant to Part IV of the Employment Rights Act 1996;

x.                                 any claim in relation to protection from suffering detriment in employment pursuant to Part V of the Employment Rights Act 1996;

xi.                              any claim in relation to exercising the right to time off work pursuant to Part VI of the Employment Rights Act 1996;

xii.                           any claim in relation to suspension from work pursuant to Part VII of the Employment Rights Act 1996;

xiii.                        any claim in relation to the right to take parental leave pursuant to the Employment Rights Act 1996;

xiv.                       any claim in relation to the right to request contract variation for flexible working pursuant to section 80 of the Employment Rights Act 1996;

xv.                          any claim arising out of a contravention or alleged contravention of the Trade Union and Labour Relations (Consolidation) Act 1992 as specified in section 18(1)(b) of the Employment Tribunals Act 1996 (excluding a claim for non-compliance of section 188);

xvi.                       any claim pursuant to section 63 of the Sex Discrimination Act 1975 (discrimination, harassment and victimisation on the grounds of sex, marital status, gender re-assignment or civil partnership status);

xvii.                    any claim pursuant to section 54 of the Race Relations Act 1976 (discrimination, harassment and victimisation on the grounds of colour, race, nationality or ethnic or national origin);

xviii.                 any claim pursuant to sections 4A, 17A, or 25(8) of the Disability Discrimination Act 1995 and/or section

120 of the Equality Act 2010 arising from any act or omission described at sections 15, 20 and 21 (discrimination or harassment on grounds of disability);

xix.                       any claim under the articles in schedule 1 of the Human Rights Act 1998;

xx.                          any claim pursuant to Reg 30 Working Time Regulations 1998 (working time or holiday pay);

xxi.                       any claim under the National Minimum Wage Act 1998 (as specified in section 18 (1)(dd) of the Employment Tribunals Act 1996;

xxii.                    any claim under section 11 of the Employment Relations Act 1999;

xxiii.                 any claim pursuant to Reg 27 and Reg 32 of the Transnational Information and Consultation of Employees Regulations 1999;

xxiv.                any claim under or related to the Maternity and Parental Leave etc Regulations 1999;

xxv.                   any claim pursuant to Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (discrimination on the grounds of part time status);

xxvi.                any claim pursuant to the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (discrimination on the grounds of fixed term status);

xxvii.             any claim pursuant to Regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003 (discrimination, harassment on grounds of sexual orientation);

xxviii.          any claim pursuant to Regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003 (discrimination and harassment on grounds of religion or belief);

xxix.                any claim under the Employment Act (Dispute Resolution) Regulations 2004;

xxx.                   any claim pursuant to Reg 29 or Reg 33 of the Information and Consultation of Employees Regulations 2004;

xxxi.                any claim under section 47B of the Employment Rights Act 1996;

xxxii.             any claim pursuant to Regulation 36 of the Employment Equality (Age) Regulations 2006;

xxxiii.          any claim in relation to failure to elect appropriate representatives or inform or consult or any entitlement to compensation under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

xxxiv.         any claim under any provision of directly applicable European Law;

xxxv.            any claim in respect of harassment under section 3 of the Protection from Harassment Act 1997;

xxxvi.         any claim pursuant to section 120 of the Equality Act 2010 arising from any act of direct discrimination as described at section 13 of the Equality Act 2010 because of a protected characteristic listed at section 4 of the Equality Act 2010;

xxxvii.      any claim pursuant to section 120 of the Equality Act 2010 arising from any act of combined discrimination as described at section 14 of the Equality Act 2010;

xxxviii.   any claim pursuant to section 120 of the Equality Act 2010 arising from any act of indirect discrimination as described at section 19 of the Equality Act 2010;

xxxix.         any claim pursuant to section 120 of the Equality Act 2010 arising from any act of harassment as described at section 26 of the Equality Act 2010;

xl.                              any claim pursuant to section 120 of the Equality Act 2010 arising from any act of victimisation as described at section 27 of the Equality Act 2010;

xli.                           any claim pursuant to section 120 of the Equality Act 2010 arising from any act of discrimination as described at sections 16, 17 and 18 of the Equality Act 2010; and

xlii.                        any claim pursuant to regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010;

“Work”                                                                                                                                                   Any offer or commencement of employment, consultancy or partnership whether temporary or permanent.

19.2.                     References in this Agreement to the provisions of any statute or subordinate legislation shall be deemed to refer to the same as in force (including any amendment or re-enactment) from time to time.

19.3.                     The terms of this Agreement including the documents set out in the schedules contain the entire understanding between You and the Company and any Associated Company with respect to the termination of your employment and supersede and abrogate all (if any) other agreements, arrangements or understandings in such respect which shall be deemed terminated by mutual consent.

19.4.                     The Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement to the extent (but no more) as set out in this clause 20.4.  Any Associated Company may enforce and take the benefit of this Agreement subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.  Except as provided in this clause, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.  The consent of any third party shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefit or benefits conferred on any third party.

19.5.                     References in this Agreement to the masculine shall be deemed to include the feminine, and references to one shall be deemed to include the other.

19.6.                     The headings in this Agreement are for ease of reference only and shall not affect interpretation.

19.7.                     This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and which shall together constitute one and the same Agreement and once signed by both parties and by the Qualified Lawyer, this Agreement shall cease to be without prejudice and subject to contract and shall become binding upon the parties.

Signed:	/s/ Philip Allison

Philip Allison

Date: July 20, 2017

Signed:	/s/ Roberto Canenti

Roberto Canenti

For and on behalf of the Company and the Associated Companies

Date: July 20, 2017

SCHEDULE 1

Qualified Lawyer’s Certificate

[ON QUALIFIED LAWYER’S LETTERHEAD]

I, [NAME] of [ADDRESS] confirm as follows:

1.                                      I am a Solicitor of the Senior Courts of England and Wales holding a current practising certificate.

2.                                      I have advised Philip Allison of the terms and effect of the agreement between him and KCG Europe Limited (the “Agreement”) to which this certificate forms Schedule 1 and, in particular, its effect on his ability to pursue the Alleged Claims (as defined in the Agreement) before an Employment Tribunal following its signing.

3.                                      I am an independent adviser (as defined at section 203, Employment Rights Act 1996).   I am not acting (and have not acted) in relation to this matter for the Company or any Associated Company (as defined in the Agreement).

4.                                      There is in force and was in force when I gave the advice referred to above, cover under a contract of insurance, or a professional indemnity as required by section 203(3)(d) of the Employment Rights Act 1996 covering the risk of a claim by Philip Allison in respect of the advice I have given leading to the completion of the Agreement.

SIGNED:	/s/ Greg Campbell

NAME: Greg Campbell

DATED: 19.7.17

SCHEDULE 2

Reference

PRIVATE AND CONFIDENTIAL

[date]

Dear [name]

RE: Philip Allison

I confirm that Philip Allison was employed by KCG Europe Limited from 1/10/2014 to [        ] as CEO KCG Europe.

Phil Allison was registered with the FCA as an Approved Person: CF1 (Director), CF3 (Chief Executive) and CF30 (Customer Facing).  We are not aware of any adverse issues of which you should be aware or which must be reported with regards FCA SUP 10.13.12(2).

It is our policy only to provide references containing information as to employees’ roles and dates of employment. This should not be seen as implying any comment about the candidate or their suitability for employment with you.

This reference is given to the addressee in the strictest confidence and only for the purposes for which it was requested. It is given in good faith, but neither the writer nor KCG Europe Limited accepts any responsibility or liability for any loss or damage caused to the addressee or any third party as a result of any reliance being placed on it.

Yours sincerely

On behalf of KCG Europe Limited